Invitrogen and BioReliance Advancing Discovery and BioProduction Together

Agenda Who is Invitrogen? Greg Lucier, President and CEO Invitrogen Corporation Our Partnership Capers MacDonald, President and CEO BioReliance Corporation The Integration Process Mark Gardner, Vice President Process Improvement Integration Plans Chris Linthwaite, Business Integration Manager Q&A

Who is Invitrogen? Greg Lucier President and CEO, Invitrogen Corporation

Our Business Expanded Product Portfolio Develop, manufacture, and market more than 10,000 products & services for life sciences Molecular biology products and services Cell culture products for research and bioproduction Bio-informatics solutions Expanded Operations and Distribution 7 manufacturing plants in North America, Europe and Asia, operations in more than 70 countries >3,000 employees >330 sales people

Our World CALIFORNIA NEW YORK MARYLAND SCOTLAND JAPAN NEW ZEALAND BRAZIL ISRAEL WISCONSIN OREGON Corporate Headquarters Carlsbad, California

Our Revenues $770 Million in 2003! 1998 1999 2000 2001 2002 2003 Revenues in Millions 71 93 246 629 649 770

Our Goal $1B in 2004, $2B by 2006 (in revenue) The Target Operational Excellence Adjacent Markets New Platforms The Game Plan Building a Growth Culture

Our Focus - Strategic Imperatives Grow by 20% Grow sales per customer by double-digits Acquire and integrate new capabilities Unrivaled Product Innovation 10% R&D ? 8% Product Vitality Rigorous implementation of NPI process Customer Recognized Quality & Service 70% perfect order tracking (new def.) 30% order on web / 50% traffic increase Aggressive Cost and Process Controls 10% + real productivity +2 W/C turns... DSO < 50 days Passionate People Making a Difference 75% employee satisfaction survey Attract best talent in industry These Are the Critical Metrics for 2004

Genomics Functional Genomics Proteomics Cell Biology Target ID Validation Assay Development Lead ID Lead Optimization Preclinical Testing Clinical Trials I, II, III Production Becoming the Preeminent Drug Discovery Partner Basic Research Drug Discovery Drug Production Invitrogen Today The Invitrogen Operating System

Why BioReliance Makes Sense

Invitrogen life technologies

Basic Research → Drug Discovery → Enter BioProduction Cycle → Preclinical Testing → Clinical Trials I, II, III → Production

Biotesting and cell culture threaded throughout

Target ID & Validation	Cell Line Development	Process Development	cGMP Fermentation	Harvest & Purification	Fill/ Finish	Testing/ Release
						
• Tool Kits	• Media Selection • Bioengineering • Cell Banking • Characterization	• Media Optimization • System Design	• Media Supply • System Validation • CMO Service	• Filtration • Separation	• CMO Service	• Custom Assays
Invitrogen life technologies: ✓✓✓	✓	✓	✓	Collaborate through partnerships		
BioReliance:	✓✓✓	✓✓	✓✓		✓✓	✓✓✓

Highly Complementary Businesses

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Invitrogen's Quest Success requires passion, intellectual curiosity and a sense of urgency. We will strive for excellence and act with unyielding integrity in everything we do so that we can serve as responsible stewards in the global life science community. Our Quest is to accelerate this search through innovations in science and technologies that expand biological understanding. To discover how life works is the greatest scientific endeavor of our era, holding promise of fundamental improvement in the human condition.

People Make the Difference We hire and develop the most talented people. All of our employees are determined to learn, support one another and are committed to our Quest. Responsibility to Do the Right Thing We meet our commitments and perform with unyielding integrity. We play a leading role in communities around the world. Innovation to Change the World We nurture environments where creative people initiate and champion bold ideas to succeed in record speed. Dedication to Customers Customers are our lifeblood; we are dedicated to their success. Excellence in Everything We Do Our work is fact based, measurable and of the highest quality. We are focused on continuous improvement for the benefit of our stakeholders. Our Values

Setting the Issue: Halfway through the third quarter a member of the Finance Department learns that the quarterly revenues in Europe are far ahead of projections. He advises his wife to purchase more shares of Invitrogen stock. Is this against the Protocol? The Protocol: First, because it is early in the quarter, the employee would likely not be subject to a closed trading window. Second, it is possible that this information about European sales is not material, depending on results in the U.S., Asia-Pacific, etc. If, however, the revenues in Europe were far enough ahead of schedule that a reasonable investor would be affected by this news in making an investment decision, the information could be material. If so, the employee and his wife could be guilty of illegal tipping and his wife could be guilty of insider trading if she purchases Invitrogen stock. Clear, concise statement of general principles 10 categories of legal and regulatory topics - each with real life examples Professional layout and presentation Introductory section clarifying scope of Protocol and employees' responsibilities Reporting mechanisms clearly described - ombudspersons, general counsel, site HR Plain English signature box Practical Examples The Invitrogen Protocol Truly Making Integrity Part of Our Culture

Our Organizational Structure CEO Business Segments Daryl Faulkner Genomics Proteomics LD Cell Biology Drug Discovery Biodefense Biological Discovery Services Informatics GIBCO RNAi Bio-Production Bio-Production Services Cell Culture Research Business Segments Global responsibility Structured for scalability Driving business strategy and product management Driving Innovation and Growth!

Genomics Proteomics L&D Cell Biology Drug Discovery Biodefense Biological Discovery Services Informatics GIBCO RNAi Strategy Product Management Chief Science Office Research Lab Program Management Manufacturing Excellence Quality Customer Go to Market (Tactics) Focus NEXT BUSINESS Business Management Research & Development Manufacturing Sales & Downstream Marketing Business Segment Approach BioReliance! BioReliance!

Our Partnership Capers McDonald President and CEO, BioReliance Corporation

Overview of Transaction

Invitrogen
life technologies

- All cash tender offer – $48/share
- Total consideration – $500M
- Expected close – Q1 2004

Press Release Source: Invitrogen Corporation

Invitrogen Enters into Definitive Agreement to Acquire BioReliance Corporation

Wednesday December 24, 3:27 am ET

CARLSBAD, Calif. & ROCKVILLE, Md.--(BUSINESS WIRE)--Dec. 24, 2003--

A strategic combination expands Invitrogen's BioProduction capabilities and adds important services component in a transaction

- BioReliance employees become Invitrogen employees at close
- BioReliance will become subsidiary of Invitrogen and retain its name

New Career Opportunities!

We're Now Part of a $1B Biotechnology Company

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Greater Value Proposition Integrated solutions Speed Accountability Reliability Optimized products & services Superior system productivity Technology-infused services Faster drug discovery Better products in market Early point of entry in cycle Accelerate product and services penetration Greater customer penetration Sell more products and services Asia, Europe Novel industry capability Launch new products Revolutionize drug discovery A True Win-Win Customer Invitrogen and BioReliance

The Integration Process Mark Gardner VP, Process Improvement

Clear Definitions - Who Does What Integration Leadership Team "Pitchers" - Counterparts to Catchers Functional experts from acquired entity Functional Integration Leaders (FIL's) - "Catchers" Functional experts on integration Integration Leader (IL) Familiar with Company & Market Drives process forward Integration Steering Committee Integration Leader, VP Process, Segment / BREL Leadership, CFO Implementation Teams Get the job done Growth Board Executive Leadership Team Integration Roles & Responsibilities

A Clear Path to Follow Goals set by Integration Steering Committee Launch Near Deal Announcement Integration Plan Reviews As needed Pre-Close Initial plans reviewed, potentials identified and reviewed 2 weeks Post-Launch Integration Leadership Team presents overview of integration Pre-Close Kickoff ~60 Days Post Close Final Plan Reviewed; Leadership signoff Final Plan Review After Plan Review Announce plan to implementation staff, commence implementation Implementation Kickoff 6-18 months Regular tracking meetings managed by integration steering committee/growth board Implementation Integration Roadmap

Real Time Integration Tracker Track performance on key criteria, designate resource for daily updates Facilitates communication among integration team & throughout company Pitcher/Catcher meetings (weekly) With Implementation Team Leaders individually and in groups (weekly) Steering Committee Meetings (bi-weekly) Review progress, uncover and address challenges, make decisions to drive outcomes Integration Leadership Team meetings (monthly) Review activities for cross-functional awareness and idea sharing CEO Led Growth Board (monthly) Performance review & refocus Communicate, Execute and Achieve Operating Mechanisms

Everything Else In- Between Must Support! Innovation Distribution The Two Pillars of Invitrogen

Corporate Dev Ops: Manufacturing, Sourcing & Distribution Human Resources Finance Communications Customer Support Customer Service Administration Facilities Distribution Legal: IP, Regulatory IT Primary Priorities Satisfying Customers Retaining Talent New Products and Services Synergies Innovation Secondary Priorities Aligning Systems Regulatory Compliance Priorities Based on the Two Pillars Two Pillars Drive the integration and are supported by key operating functions, priorities then fall out from these Integration Priorities

Revenue Growth Increased Margins Efficiencies Product Synergies People Retention Training Customer "War Room" Joint NPI Product Roadmaps Non-Negotiables Action Plans Systems Integration Outputs Inputs Synergy IVGN BREL New IVGN Focus on Activities and Results Integration Goal Goal: Increased Productivity

Integration Assembly: Validates cross functional interdependencies & plans (legal, HR, IT, finance, QA/EHS) Steering Committee Sets goals top-down Catchers and Pitchers: Derive potentials Generate Action Plans Execute on potentials Goals Potentials Use of Tension Drives Achievement of Goals Tension applied through top-down goal setting and bottoms-up potential generation Ongoing Synergy Estimation Process

Integration Plans Chris Linthwaite Business Integration Manager

Integration Mission Statement "Build the premier global bioproduction operating system through the introduction and integration of innovative products and services focused on speed, efficacy and regulatory compliance "

Initial Integration Activities Pre-Close Jan Closing Feb Integration planning Site Visits by CEO/IL One on one meetings Current project update Integration Manager introduction Legal review of current contracts Assessment of resources BREL sales force participates in Global Meeting - FL Exchange QMI Contact Top 20 clients Discussions with current and potential customers around new value proposition Integration kick-off meeting Site visits by Integration teams Define responsibilities and objectives of Integration team(s) Complete contracts and regulatory oversight Prepare launch of new value proposition to key clients Begin sharing leads for discrete services (e.g. Cell banking, CMO) Initiate intra-company sourcing of select services/ products (e.g. mycoplasma, lot release, media) Begin Building Linkages Across Organizations

Pre-Close Kickoff Specifics Preparation 1 week Kickoff Meeting 2 days, offsite Compose Integration Mission Statement Determine CTQ and Non-Negotiables Compile list of potentials Designate pitchers and catchers Define & schedule operating mechanisms Begin customizing web tracker to project Introduction (Segment Director) Describe integration process (IL) Deal economics & rationale (IL) Integration Mission Statement, CTQ, Non-negotiables (IL) Introduce Pitchers & Catchers (IL) Work-Out! Define integration roadmap. Align activities with Mission Statement, CTQ, Non-Neg. IL Votes in Town Hall Meeting ? Initial plan Announce Integration Plan Review 1&2 (IL) Well-Executed Kickoff Makes Success Possible

Integration Pitchers and Catchers Legal Operations IT Applications IT HR Finance R&D Commercial Europe Product Management Invitrogen BioReliance Names -TBA Names Will Be Announced Soon

Implementation Team Charter

Invitrogen
life technologies

Objective:

Create a total system architecture capable of linking BREL to IVGN. This system must support company growth objectives and drive digitization of all business processes

Scope:

All facilities and operations

Proposed Approach:

- Build familiarity with existing architecture, obsolescence timelines, current status of Q-One integration and Oracle 11I – US implementation plans
- Identify metrics to measure success
- Create common vision or roadmap for long term systems migration
- Implement ideas that have already been suggested or represent mission critical obstacles (sample):
  - Complete Oracle 11I implementation
  - Migrate UK assets to common platform
- Evaluate DocTrain for introduction to BREL
- Charter IVGN wide steering committee to address 5 year IT/IS plans

Team:

Leader: TBD

- IVGN 1
- IVGN 2
- BREL 1
- BREL 2

Illustrative Example - IT

Expected deliverables:

- 18 –24 month strategic plan and budget
- Implementation schedule for linking Web, Voice, e-mail and financial reporting assets
- Visible improvement on targeted metrics

Proposed timing

Weeks 1 –2:
- Conduct kick-off workout
- Generate list of prioritised ideas and define what needs to be done to get them implemented
- Create implementation budget

Weeks 3-6:
- Launch "quick win" projects
- Complete vendor assessments
- Pitch plan to executive team

Weeks 6-12:
- Review results of quick wins; make adjustments as needed
- Introduce Phase II work streams

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Revenue Growth Levers Building the Fort and Expanding Beyond Core Extend Options Reagents Media Cell Culture Assays Combinations Horizontal Integration Vertical Integration Instruments + Reagents + S/W Three Horizons of Growth Biologics Filtration + Separation + Service Reagents + Diagnostic Products Merging Disruptive Technology RNAi Bio-informatics Bio-processing Platforms Squashing the threats & enabling the Upside Utilize M&A strategy to control the levers Contract Mfg Operating Systems

Cost & Revenue Synergy Relationship Exceeding Revenue Targets Eases Pressure on Costs The success of the integration is much more sensitive to achieving revenue goals than cost goals Cost-Out Goal Revenue Growth Target 14% 15% 16% 17% 18% 100% 80% 60% 40% 20% Business Unit OM ($) Target A 1% shortfall in revenue synergy would require exceeding cost synergies by 7% If you exceed by 2-3% could ease cost-out goals by 20% Over 40% of mergers fail to meet cost-out goals Emphasizing growth is far better for motivating key talent 19% 20% 21% 22% 23%

Our Philosophy Protect customer experience Drive revenue growth Resolve uncertainty Reiterate the goals of integration Break down barriers Acknowledge & celebrate accomplishments Communicate constantly Listen Provide real answers Admit what you don't know Address rumors - fast Change is Never Easy - Positive Attitudes Are Critical

Invitrogen is a leader Our partnership is a win-win for all Solid integration plans A smooth transition is underway Let's Get Started! Summary ~ Welcome BioReliance!

Q & A